Confidential Treatment
Exhibit 10.21

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO REGISTRANT’S APPLICATION OBJECTING TO DISCLOSURE AND REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406. THE OMITTED PORTIONS HAVE BEEN MARKED WITH BRACKETS.

LARGE RISK ALTERNATIVE RATING AND INSURANCE PROGRAM AGREEMENT
between
(“Customer” or “Insured”)
and
HARTFORD FIRE INSURANCE COMPANY
And its affiliates (as defined in each Policy and / or providing services as defined herein)
Hartford, CT
(“Hartford” or “Insurer”)
IN THIS AGREEMENT, the following terms have these meanings:

1. CUSTOMER:

2. HARTFORD:	Hartford Fire Insurance Company
And its affiliates and subsidiaries.
A Connecticut Corporation
Hartford Plaza
Hartford, Connecticut 06115
Attention: Risk Management Division

Notice To Hartford by Customer:
In the event of bankruptcy by Customer, notification and any and all correspondence is to be sent to:

Hartford Fire Insurance Company
The Hartford
Hartford Plaza
Hartford, CT 06115
Attention: Mr. Thomas Makuch T-21-88

3. EFFECTIVE:	March 1, 2007
WHEREAS:
1.	Hartford is engaged in underwriting insurance;

2.	Customer is a legally incorporated and licensed professional employment organization (PEO) engaged in providing a variety of administrative services directly to employers (Clients) who require the performance of such services for their direct employees;

3.	Hartford has issued to Customer certain Policies of insurance;

4.	Customer has selected one or more rating programs for payment of premium and other charges for the Policies. The premiums, deductible reimbursements, taxes, assessment fees and other obligations for the Policies will be computed according to this Agreement and the Claim Agreement;

5.	Customer may be required to provide Security for its Obligations under this Agreement;

6.	Customer has selected Specialty Risk Services, a Third Party Administrator (“TPA”) to handle its claims, and Insurer hereby authorizes TPA to provide claims adjusting and administrative services on its behalf with respect to Policies subject to this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual promises herein, Customer and Hartford agree as follows: All factors, premium bases, Policy numbers, program descriptions, deductible amounts, and loss limitations have been agreed to by the parties and are shown on the following Pages. All of the provisions of the Policies, including endorsements forming a part thereof, continue to apply, subject to the provisions in this Agreement, which affect the overall cost of the Insurance Program and the Policies.
I.	Representation and Warranties of Customer

It is an underwriting condition to Hartford issuing the Policies to Customer that Customer complies with the following:
A.	Customer shall provide to Hartford, fifteen (15) days prior to the inception date of Coverage under the Policies, a current list of Clients and the payroll thereof by class and state. The minimum requirement for reporting client data is an electronic spreadsheet in Microsoft Excel or other spreadsheet utility that is compatible with Microsoft Excel. Thereafter, Customer agrees to issue similar reports to Hartford on a quarterly basis. Failure to make the above monthly reports for existing and new Clients of Customer will constitute a material increase in the exposure under the Policies for Hartford and may result in their cancellation. Customer agrees that Hartford may change amounts due under this Agreement to reflect changes in exposure reflected in these monthly reports.

All payroll will include the full payroll of executive officers of Client companies, except where their voluntary exclusion is permitted under state regulation or law.

B.	Customer shall provide to Hartford, within five (15) days of the effective date of any new Client contract, the name, address, Federal Employer Identification Number (FEIN), address of each additional Client location, number of employees by location and payroll by class and state of such new Client, and, where required by state regulation, the experience modification and rating bureau identification number of such new client. Customer shall provide to Hartford, within five (5) days of the effective date of any termination of an existing Client contract, the name, address, Federal Employer Identification Number (FEIN) and payroll by class and state for such terminated client. Customer shall provide these notifications in a reporting format as specified by Hartford. Failure to make the above notification for new and terminated Clients of Customer will constitute a material increase in the exposure under the Policies for Hartford and may result in their cancellation.

C.	Customer may not materially reduce its Risk Management resources or Risk Management practices relating to the evaluation, underwriting and active management of both existing and prospective Clients from the current status. It is agreed between the parties hereto that such reduction or change will result in a significant increase in the risk of future losses under the Policies and may entitle Hartford to terminate the Policies under applicable state law. Likewise, the termination of Customer’s services to Client will result in the termination of Customer’s services with respect to loss control and result in a significant increase in the risk of future losses entitling Hartford to terminate the Client’s Workers’ Compensation coverage under applicable state law.

D.	Customer must maintain a financial condition satisfactory to Hartford and shall provide Hartford with a financial statement every quarter after Policy inception. Such quarterly reports will include a balance sheet, income statement, statement of cash flows, a statement of any material changes in either corporate or capital structure, and, if applicable, a statement detailing any violation of debt covenants. If Customer’s financial condition should materially change from this standard, Hartford will give Customer the opportunity to post Security in a form and amount as specified by Hartford. Customer will have thirty (30) days to provide appropriate Security once notified by Hartford of the need to do so. The maintenance of an appropriate financial condition and/or the provision of Security for the Customer’s Obligations hereunder is an underwriting requirement for Policies.

E.	Customer Represents that it holds the necessary licenses as a Professional Employment Organization for all states in which its Clients have operations and that there are no regulatory or administrative actions pending against it, and that its officers have never been indicted or convicted of any felonies for fraud, tax evasion, or misappropriation of funds. Customer agrees to maintain all such licenses in good standing with the appropriate authority and will notify Hartford immediately when such good standing has become impaired. Failure to comply with this provision may entitle Hartford to terminate the Policies under applicable state law.

F.	For Workers’ Compensation, Customer agrees that one (1) policy will be used, where permitted, for the states where Customer has exposures. If additional policies must be issued to comply with a specific state employee leasing regulation, such policies will be considered part of this program, however, Customer shall be required to give Hartford the necessary information to issue such Policies within five (5) days of coverage inception of the specific Workers’ Compensation Policy. Hartford has the sole discretion in the manner and method of issuing policies to cover Customer’s exposures.

Customer agrees that should it decide to terminate its contract with Client, that the date of its termination of a Client shall be coordinated with Hartford’s ability to terminate Client’s Workers’ Compensation coverage under applicable state law. In the event that Hartford is required to continue Client’s Workers’ Compensation coverage due to statute, regulation or other regulatory action beyond the date when Customer terminates its contractual relationship with Client, Customer shall indemnify Hartford for any and all claims, losses, premiums, taxes and other expenses incurred by Hartford and arising out of the Workers’ Compensation coverage provided to Client by Hartford during the period of time beginning with the termination of Customer’s contractual relationship with Client and ending upon Hartford’s termination of the Client’s Workers’ Compensation coverage.

G.	Underwriting and Risk Assumption of the Customer
1.	Acquisition of Prospective Clients

Customer agrees to abide by the underwriting restrictions and guidelines outlined in Schedule C, attached. Customer will not add new Clients or accept new exposures in violation of these restrictions and guidelines without the express written authorization of Hartford. Customer will not add new Clients or accept new exposures in states where it is not licensed to operate. For Clients to be eligible for inclusion into the insurance provided by the Policies, Client companies must have valid written contracts with Customer that establish the essential relationship of co-employment with the Client’s employees.

OTHER PROFESSIONAL EMPLOYMENT COMPANIES (PEOs) ARE NOT ELIGIBLE FOR COVERAGE UNDER THE POLICIES WHETHER OR NOT THEY ARE CLIENTS, OWNED BY, MERGED WITH OR OTHERWISE AFFILIATED WITH CUSTOMER UNLESS APPROVED IN WRITING BY HARTFORD. NO AGENT OF HARTFORD HAS THE AUTHORITY TO BIND HARTFORD TO COVERAGE FOR SUCH ENTITIES.

2.	Authority

Provided that Customer is not in default of its Obligations under this Agreement and subject to requirements above, and any insurance agency licensing requirements which may apply, Customer has the authority to evaluate and approve for inclusion for coverage under the Policy and the Agreement any prospective Client of Customer not otherwise restricted or prohibited by the underwriting restrictions and guidelines contained in the Agreement or the Schedules attached.

Underwriting restrictions and guidelines outlined in Schedule C may be amended at any time at Hartford’s sole discretion. Any revised underwriting restrictions and guidelines communicated in any form to Customer are automatically incorporated into this Agreement.

For any class code contained in that does not have a Hartford designated hazard code, Customer shall request a hazard code to be designated by Hartford.

ANY CLIENT COMPANIES OR OTHER PEOs ADDED BY MERGER, ACQUISITION OR OTHER CORPORATE ACQUISITION DEVICE MUST HAVE PRIOR WRITTEN APPROVAL BY HARTFORD.

Customer agrees to hold Hartford harmless from any amounts paid under the Policies or incurred under this Agreement arising out of Client companies or other PEOs added to the Policies by certificate or other oral or written representation by Customer, its employees, and agents, not expressly authorized under this Agreement.

3.	Customer Policies

Upon the request of Customer’s Client Hartford may, at their sole option, agree to issue evidence of Workers’ Compensation coverage in the form of Workers’ Compensation Policies, however, Customer agrees to indemnify Hartford for any losses or expenses incurred under such Policies.

4.	Customer Compliance

Customer agrees that upon reasonable notice and during ordinary business hours, Hartford shall have the right to audit Customer’s records including the records of the Customer’s Client companies, in their Home Office and other business locations pertaining to Customer’s underwriting of their Clients and their compliance with the provisions of this Agreement. Customer agrees to furnish Hartford with all records pertaining to Customer’s clients that are covered under this program of insurance.
Customer’s Compliance with the above for including its Clients into the coverage provided by the Policies is an underwriting requirement of the Policies. Failure to comply with these rules may result in the termination of the Policies under applicable state laws. In the event of default under this section of this Agreement, Maximum Retrospective Premium is immediately due and payable in full.

II.	Rating Programs

Customer has agreed with Hartford that selected rating programs will apply to the Workers’ Compensation Policies as listed below.
A.	Deductible Program And Policies

Customer has selected a deductible program for the following lines of insurance. The definition and scope of the deductible reimbursement is described herein and in the Policy deductible endorsement(s).

		Line of	Deductible
Policy Number *:	Policy Period	Coverage:	Reimbursement
Limit/Amount:

*	Note: Either “WN” or “WE” may be used on any policy within this range of possible policy numbers
Subject to the terms of any applicable Large Risk Alternative Rating Option and Deductible Rating Plans, the premium for insurance provided in excess of deductible amounts shall be subject to a Minimum Premium indicated on Schedule A and be the sum of the premiums for the Deductible Policies and their endorsements. The Minimum Premium may also be adjustable on the basis indicated on Schedule A.

The Policies contain deductible provisions which require that the Customer reimburse Hartford for deductible amounts. Claims under these Policies, which fall within the deductible, will be handled either by the Hartford or a TPA under a Claim Agreement.

B.	Guaranteed Cost Programs and Policies

Customer has selected a Guaranteed Cost program for the following lines of insurance. The adjustment of the premium is defined herein and in the Policy.

Line of
PolicyNumber:	PolicyPeriod	Coverage:
16WE J76537	3/01/2007-3/01/2008	Workers’ Compensation
16WE J76540
16WE J76540
16WE J76543
16WE J76543
16WE J76544
16WE J76545
16WE J76546
16WE J76546
16WE J76549
16WE J76550
16WE J76556
16WE J76558
16WE J76560
16WE J77774
16WE J77775
16WE J77776

Line of
PolicyNumber:	PolicyPeriod	Coverage:
16WE J77780	3/01/2007-3/01/2008	Workers’ Compensation
16WE J77781
16WE J77782
16WE J77783
16WE J80610
16WE J80701
16WE J80701
And any other policies as assigned	xx/xx/2007-3/1/2008
The premium for insurance provided on a guaranteed cost basis shall be the sum of the premiums for the guaranteed cost Policies and their endorsements.

Claims under these Guaranteed Cost Policies either may be handled by a TPA under a Claim Agreement or may be handled by the Hartford as part of the cost of the premium.

Claims on policies issued to Customers’ Clients for the purpose of evidencing Workers’ Compensation are subject to indemnification provisions outlined in this agreement, including but not limited to Section I.G.3.

C.	Retrospectively Rated Program and Policies (Large Risk Alternative Rating Option)

In accordance with the Large Risk Alternative Rating Option (“LRARO”), and subject to the provisions of any applicable state retrospective rating endorsements, Customer has selected a retrospective rating program for the following lines of insurance. The retrospective loss limitations are defined below. The adjustment of the premium is defined in the Policy and by this Agreement and is subject to a Minimum Retrospective Premium as indicated on Schedule B. The Minimum Retrospective Premium may also be adjustable as indicated on Schedule B. For lines of insurance subject to retrospective rating program in the state(s) of (list states) refer to the Retrospective Premium Endorsement on the Policy for the explanation of the rating program and how the retrospective premium will be determined.

Line of
PolicyNumber *:	PolicyPeriod	Coverage:	Loss Limitation:
16 WBR J7650099	03/01/07-03/01/08	Workers’	$1,000,000
16 WBR J77700-99		Compensation-
16 WBR J79200-99		Conventional Retro
16 WBR J80200-99
16 WBR J80600-99
16 WBR J80700-99
16 WBR J80800-99
and any other policies as assigned
Loss Limitations Under the Retrospective Rating Plan

For Workers’ Compensation, losses arising out of a single accident shall be limited to the loss limitation shown above. The loss limitation includes losses and allocated loss adjustment expenses arising out of a single accident. For occupational disease claims, as defined in the Policy, this limitation shall apply to each employee.

Retrospective Rating Plan Formula

The retrospective rating formula, which is subject to Minimum and Maximum Retrospective Premiums, is:

Net Retrospective Premium = [Basic Premium + Loss Limit Premium + (Incurred Losses X Loss Development Factor X Loss Conversion Factor)] X Tax Multiplier

The Retrospective Rating Values are indicated on Schedule B.

Loss Development Factors

It is agreed that the following retrospective rating plan development factors apply:
Loss Development Factors for Retrospective Rating

Workers’ Compensation
Factors applicable to losses valued within eighteen (18) months of Policy inception	[___]
Factors applicable to losses valued within thirty (30) months of Policy inception	[___]
Factors applicable to losses valued within forty-two (42) months of Policy inception	[___]
Factors applicable to losses valued within fifty-four (54) months of Policy inception	[___]
Factors applicable to losses valued within sixty-six (66) months of Policy inception.	[___]
Factors applicable to losses valued within seventy-eight (78) months of Policy inception.	[___]
Factors applicable to losses valued every twelve (12) months thereafter.	[___]
The first adjustment of Net Retrospective Premium will be made 18 months after Policy inception. Subsequent scheduled adjustments will be made every Twelve (12) months thereafter. Hartford reserves the right, at its sole discretion, to make more frequent adjustments at any time but no more frequently than once a month.
III.	Basket Maximum Provision for Loss (“Basket Maximum”)

The “Basket Maximum Provision for Loss” establishes the total amount that the Customer will pay for losses under the rating programs or Deductible Reimbursements and does not include any premiums, Miscellaneous Charges or indemnity amounts. All losses within deductible portions of Policies, or included within the loss limitation of a retrospectively rated Policy will be included in the Basket Maximum. Customer will not be billed for additional loss reimbursements after the Basket Maximum is exhausted.

The initial Basket Maximum is indicated on Schedule A. This amount will be adjusted after Policy Expiration based upon the exposure base indicated on Schedule A.

If Policies to which this provision applies are canceled or otherwise terminated prior to the end of their Policy term, the minimum amount for the Basket Maximum will apply.

IV.	Dividends

Policies may be eligible for dividends pursuant to the Dividend Statement attached hereto as an exhibit. Each “Participating” Policy is entitled to share in the distribution of dividends to the extent determined by the Board of Directors of the issuing Insurance Company. No one is authorized to guarantee the payment of dividends in advance. Any applicable dividend statement is attached hereto.

Provisional Dividend: The Hartford’s practice is to recommend to the Board of Directors of each Insurance Company approval of a provisional dividend based upon Incurred Losses valued as of eighteen (18) months after Policy inception, with annual recalculations thereafter until the final calculation.

Customer hereby agrees to reimburse the Insurance Company within thirty (30) days’ notice of overpayment of a provisional dividend.

V.	Security
A)	Type of Security: Letter of Credit

Customer agrees: (i) to give Hartford a clean, irrevocable letter of Credit (“Credit”) naming Hartford Fire Insurance Company or (at the direction of Hartford) one of its designated affiliates or subsidiaries as beneficiary, and (ii) upon prior thirty (30) days’ written notice to Customer, in substitution of any existing Credits, to issue a revised clean, irrevocable Letter of Credit (“Substitute Credit”) to Hartford Fire Insurance Company or one of its affiliates or subsidiaries.

Said Credit must be issued or confirmed by a bank which is authorized to issue letters of credit, approved by Hartford and either a member of the Federal Reserve System or a New York State chartered bank (“Issuing Bank”). The Credit must conform to New York Insurance Regulation 133. The initial term of any Credit shall be at least one year, and the Credit must provide that it will be extended automatically without amendment for one year beyond the Credit expiration date or any future expiration date unless, at least thirty (30) days prior to any expiration date, Issuing Bank shall notify Hartford by registered mail that it elects to consider the Credit as not renewed for any additional period. If any Credit is not renewed, Customer agrees to furnish a new Credit at least thirty (30) days prior to the expiration date of the existing Credit and any new or renewal Credits.

If said credit is issued by any institution now or expected to have a controlling ownership relationship with Customer, and/or a relationship wherein such institution has a material influence on the operations of the Customer’s business, then such LOC must be confirmed by a bank which is authorized to issue letters of credit, approved by Hartford and either a member of the Federal Reserve System or a New York State chartered bank (“Confirming Bank”).

B)	Initial New Security Amount: $ none

The Wrapped-Up Security Requirement is initially satisfied by Security that Hartford currently holds for any and all obligations of the Customer, whether arising from this agreement or any other agreements between Customer and Hartford. Customer agrees that nothing herein changes or limits Hartford’s rights under this agreement to require Security or change the Security as outlined in this agreement.

Security designated as Paid Loss Retrospective Program is for the Premium Loan and is subject to the Premium Loan Plan provisions of this Agreement.

C)	Security Minimum Amount: $[___].

D)	Adjustment of Security

The first adjustment of Security is scheduled at twelve (12) months after Policy inception. Subsequent scheduled adjustments will be made at eighteen (18) months and every Twelve (12) months thereafter. Adjustments to security will be made after any coincidentally timed adjustments to Prefund Balances (defined under the Claim Agreement) However, if at any time during the Policy Period or thereafter, Hartford determines that Security is inadequate, Hartford may, at its sole discretion, adjust Security, and such rights to adjust security supersede any scheduled adjustment to security. Any reduction in Security will be at Hartford’s discretion and is subject to any outstanding payment obligations, financial condition of insureds, loss development or change in operations.

Calculation of Security amount:
Loss Development Factors for Security

Workers’ Compensation
Factors applicable to losses valued within eighteen(18) months of Policy inception:	[___]
Factors applicable to losses valued within thirty (30) months of Policy inception:	[___]
Factors applicable to losses valued within forty two (42) months of Policy inception:	[___]
Factors applicable to losses valued within fifty four (54) months of Policy inception:	[___]
Factors applicable to losses valued within sixty six (66) months of Policy inception:	[___]
Factors applicable to losses valued within seventy eight (78) months of Policy inception	[___]
Factors applicable to losses valued every twelve (12) months thereafter.	[___]
If the proportion of total audited Unmodified Manual Premium contributed by any individual state changes by more than 10% from the proportion estimated at program inception, loss development factors may be adjusted to reflect the actual audited distribution by state of Unmodified Manual Premium. If the Policy term is other than twelve (12) months, Hartford reserves the right to revise these factors.

Losses shall be secured to ultimate (“Ultimate Security”) for all Policies under this Agreement and all Agreements listed under Wrapped-Up Security. Hartford requires that Customer provide collateral to secure its losses to their ultimate value. The total amount of Security shall be determined as follows:
Ultimate Losses are equal to Incurred Losses multiplied by the appropriate loss development factor indicated above.

The amount of Security required is equal to Ultimate Losses less deductible reimbursements paid by Customer and received by Hartford at the time of the Security Adjustment.
All Security amounts will be rounded to the next multiple of $100,000 and shall be no less than the Security Minimum Amount.

In the event of default by the Customer in its Obligations under this Agreement, the amount of Security required is equal to the Basket Maximum Provision for Loss less Retrospective and Deductible reimbursements paid by Customer and received by Hartford at the time of the default. This paragraph applies to this Agreement and all Agreements listed under Wrapped-Up Security. Any additional security required under this paragraph is due and payable immediately on event of default.

E)	Wrapped-Up Security:

Maintaining Security under this Agreement shall satisfy the Security requirements for all of the Policies under contracts identified under Wrapped-Up Security. By agreeing to Wrapped-Up Security and in consideration of the combined Security requirements, Customer authorizes Hartford to adjust its losses for all prior Policy years subject to Wrapped-Up Security. Hartford will adjust all Policies according to the factors applicable to the respective Policies’ effective periods. All Policies subject to the Wrapped-Up provisions of this Agreement shall be adjusted at the same time as the Policies issued under this Agreement. Contracts subject to a Wrapped-Up Security are indicated on Schedule A. If at any time during the Policy Period or thereafter, Hartford determines that Security is inadequate, Hartford may, at its sole discretion, adjust Security, and such rights to adjust security supersede any scheduled adjustment to security.

The Security is wrapped for all policy years and all rating programs. Wrapped-Up Security is $[___].

The Adjustment dates must be the same for all rating programs in order to have Wrapped-Up Security. All policies will be adjusted in accordance with the factors applicable to the respective policy periods.
VI.	Miscellaneous Charges

Miscellaneous Charges means taxes, any and all Assessments, surcharges and Residual Market Costs for which Customer is liable to Hartford under the insurance program, whether they have been included within the defined costs under this Agreement or not included because they cannot be quantified accurately as of the Effective Date of this Agreement.
A.	Customer is obligated to pay these amounts under its insurance program and to indemnify Hartford as set forth in the Payment and Indemnification Sections of this Agreement.

B.	A chief component of these charges in addition to those mentioned in C below, are Residual Market Costs (“Residual Market Costs,” “Residual Market Load” or “RML”), established in the table attached as Schedule D, which are calculated as follows:
1.	The Residual Market Cost is the sum of all the costs for each state. It is calculated by multiplying each state’s operative premium by its operative factor.

2.	If an operative premium is stated to be:
(a)	Standard,” it shall be the standard premium as calculated in accordance with this Agreement.

(b)	“Retro,” it shall be the Net Retrospective Premium as calculated periodically in accordance with this Agreement and any retrospective premium endorsements attached to the Policies.

(c)	“Deductible,” it shall be the deductible premium as calculated in accordance with this Agreement.

(d)	“Included,” it shall be not applicable. Residual Market Costs are included in the premium and shall not be calculated by the terms of this Agreement.
3.	If an Operative Factor is stated to be:
(a.) “Fixed,” it shall be charged according to the amount agreed upon by the parties,

(b.) “Not Applicable, no factor applies,

(c.) “Adjustable,” it shall be applied until adjusted as follows:
The operative factor is subject to adjustment annually beginning with the second and ending with the tenth annual computation of the retrospective premium. The National Council on Compensation Insurance (“NCCI”) publishes a quarterly management summary for the workers compensation reinsurance pools, entitled “Residual Markets Results Circular,” (“RMR Circular”) which reflects the results of the immediately previous quarter. For example, the January RMR Circular reflects results of the quarter ending in September of the previous year. However, the assessment base for the calendar year will not be available until June of the following year. Hartford will use the data in the RMR Circular published at the end of the second quarter for all of the Policy years published in that Circular. Until the results of a Policy year are published, there will be no adjustment of the estimated Operative Factor shown in Schedule D.
i.	Find the residual market operative factors in the RMR Circular on the chart entitled “Residual Market Underwriting Results.” Locate the appropriate factor in the column of that chart labeled “RM State Results.” The chart will be designated by Policy year as of the effective date of the reported results. The operative factor is any net operating loss or gain. If there is a net operating gain, the factor is deemed to be zero. If the operative factor is negative, this number will be used to calculate the Residual Market load based on the operative premium base shown in Schedule D.

ii.	The operative factor calculated for the tenth annual computation will be the operative factor used for all subsequent computations.
C.	Customer is obligated to pay significant non-premium surcharges and terrorism related surcharges required by some States. The identification of these surcharges is set forth in the Schedule of Operations on the Policies.

D.	If at any time while this Agreement is in effect, or within five (5) years after its termination, any claim arises for premium taxes or Assessments which are not otherwise provided for or contemplated by this Agreement, Hartford shall notify Customer of such claim and Customer agrees to defend, indemnify and hold harmless Hartford, its affiliates, and subsidiaries from such taxes and Assessments.

The indemnities provided under this section shall specifically inure to the benefit of any affiliate or subsidiary of Hartford that may also be subject to a claim for premium taxes or Assessments arising out of the amounts paid pursuant to this Agreement.
VII.	Payment of Premiums, Audits and Miscellaneous Charges

The Customer shall pay all Premiums under the following terms and subject to Minimum Premiums. Adjustments in premium or deductible amounts may also result in adjustments in Miscellaneous Charges, including RMLs, and will be included within Customer’s Obligations hereunder.
A.	Premium and Deposit Installments

The Customer will pay the sum of the total cash premium and Miscellaneous Charges in accordance with the installment schedule shown in Schedule A. Installments are paid directly to Hartford on the same day each month as the day of the month in which the Policy was effective.

In the event of a default by Customer of its Obligations under this Agreement, Maximum Retrospective Premium is due and payable immediately.

B.	Audit Adjustments on Premium

The premiums subject to audit are deposits, subject to Minimum Premiums and adjustment after Policy expiration according to the Policy terms. This may result in either a return or additional premium. Hartford will return premium in cash or issue a credit against Customer’s Obligations or bill Customer for additional premium, however, in the event of a material deterioration in Customer’s financial condition, Hartford reserves the right to retain any return premiums.

C.	Retrospective Premium Adjustments

Adjustments of Net Retrospective Premium will be made according to the provisions of Section 2.C. of this Agreement and will continue until terminated by Hartford. These adjustments will result in either a return or additional premium. Hartford will return premium in cash or issue a credit against Customer’s Obligations or bill Customer for additional premium. AH additional premiums are deemed to be an Obligation under this Agreement. In the event of a material deterioration in Customer’s financial condition, Hartford reserves the right to retain any return premiums

D.	Premium Loan Plans (Paid Loss Retro)

If the Policies are subject to a paid loss retrospective rating program, the parties shall be bound by the terms of this premium loan plan (the “Premium Loan Plan”), and the Customer shall be obligated to pay the Standard Premium by a combination of cash installments and a Premium Loan (“Premium Loan” or “Loan”) payable to the order of Hartford, its successors or assigns, at its offices in Hartford, Connecticut. Customer’s payment of losses and expenses according to the monthly Billing Statement shall constitute payment against the Premium Loan. The amount of the Premium Loan, identified in Schedule A, is subject to adjustment at the time of retrospective adjustments taking into consideration Incurred Losses and Paid Losses. With each adjustment Customer shall execute an amendment to the Premium Loan establishing the new amount of its Obligation under the Loan.

At the sole discretion of Hartford, the program will convert to an incurred loss retrospective rating program. Upon payment of the premium for the final adjustment, the Loan will be satisfied, whereupon all adjustment of Incurred Losses will be done periodically as part of the Net Retrospective Premium.

The Loan shall be collateralized by Security, according to the terms of this Agreement. Failure to maintain the Security at the required level set forth on Schedule A shall constitute a default and, without foregoing any of its other rights upon default, Hartford shall convert the Paid Loss Plan to an Incurred Loss Plan.

The Customer shall have the right to prepay this Loan in whole or in part at any time.

E.	Payment
1.	Hartford shall periodically issue Customer a Billing Statement for the following to the extent that they apply to Customer’s program:
a.	Premiums,

b.	Miscellaneous Charges,

c.	Losses paid on behalf of Customer by Hartford under a retrospectively rated program, if applicable,

d.	Additional premium and Miscellaneous Charges resulting from audits and adjustments,

e.	Late charges, if applicable, and,

f.	Amounts paid under a deductible plan for losses within a deductible amount if serviced by the Hartford or amounts billed separately if serviced by a TPA.
2.	All amounts are due and payable as set forth in the Billing Statement. If balances in full are not received by Hartford within thirty (30) days of the billing date on a thirty day billing cycle or within 72 hours of the issuance of Hartford’s bill on wire transfer billing Agreement, Customer will pay Hartford a late charge of one and one-half per cent (1.5%) of the outstanding bill for each subsequent thirty (30) day period or any part thereof until all balances due are received by Hartford. Customer shall not pay interest or late charges in excess of the rate allowed by the laws of the state having jurisdiction.

3.	Customer hereby grants Hartford a continuing perfected first security interest in the Security and in all return premiums, return surcharge amounts, dividends, and other cash, accounts or funds which are now or in the future may come into Hartford’s possession; and Customer hereby directs Hartford to hold all sums as security for any Obligations to Hartford, its affiliates and subsidiaries.

4.	Notwithstanding any designation by the Customer as to the allocation or application of payments made under this Agreement, all payments received by Hartford from Customer shall first be allocated to any amounts past due with the earliest billed amounts paid first. Partial payments will be first allocated to pre-funded or other deductible reimbursement amounts.
F.	Default
1.	Customer’s failure to satisfy its Obligations as defined in this Agreement shall constitute a cross default. Default under either this Agreement or under the Claim Agreement constitutes default under the other entitling Hartford to:
a.	immediately terminate some or all of Customer’s rights to defer payment of its Obligations hereunder and declare all Obligations immediately due and payable. In the event of default, premium and/or deductible loss payments due under either this Agreement or the Claim Agreement will be equal to Hartford’s estimate of premium, losses and claim fees developed to their maximum value under the terms of this program; plus all costs and expenses, including attorney fees for the enforcement of any Obligations hereunder, including without limitation the fees and expenses of collection of amounts due; and

b.	exercise the right upon such default by Customer to immediately terminate the deductible provisions of the Policy and this Agreement and bill the Customer for the otherwise applicable Standard Premium (without application of Deductible Credits and less amounts previously paid) applicable to such Policy under the rating plans applicable in the states where exposure exists under the Policy.
2.	Should Customer default in the Obligations under this Agreement, Customer grants Hartford a perfected security interest in fees paid to Customer by Client companies for coverage provided by the Policy. Hartford shall also have the right to collect such fees directly from Client companies of Customer to the extent of Obligations owing hereunder.

3.	Upon default under this Agreement, Hartford is entitled to the following remedies.

At its option Hartford may draw all or part of the amount available under Security if Customer is in default under this Agreement or otherwise as follows:
a.	payments are not paid pursuant to their express provisions;

b.	Customer has not furnished new or replacement Security as required;

c.	Customer has not furnished a required increase in Security; or

d.	Customer has defaulted on any other Obligation, whether under this Agreement or under the Claim Agreement, or any other agreement with the Hartford, its affiliates or subsidiaries.
In the event of such a draw, Hartford shall deposit the Security proceeds in excess of Customer’s current Obligations in any bank to be held as Security for Customer’s Obligations;

4.	Unless otherwise prohibited, Hartford may terminate Customer’s insurance program or any Policy issued thereunder, and cancel or non-renew any certification or financial responsibility filings made on Customer’s behalf; and

5.	Hartford may pursue any and all legal and equitable rights and remedies available under applicable law.

VIII.	Confidentiality

Customer hereby undertakes and agrees to retain in confidence, and to require its employees, consultants, professional representatives, affiliated companies, and agents to retain in confidence, all Hartford financial and proprietary operational information including insurance rate classifications, rating methodology, rates and regulatory information relating to Hartford (the “Confidential Information”) transmitted to it by Hartford or by its duly authorized agents or representatives and not to permit the use or disclose any such Confidential Information obtained from or revealed by Hartford or its duly authorized agents or representatives. Customer hereby agrees that it will not divulge, disclose, or otherwise communicate such information to any person, firm, or corporation (except where required by a governmental agency, a regulatory body or agency or under subpoena) without the prior written approval of Hartford. Hartford also disclaims any liability arising out of Customer’s use of the Confidential Information and makes no warranties or representations as to its accuracy and timeliness.

Customer acknowledges that the unauthorized disclosure of Confidential Information will cause irreparable harm to Hartford. Accordingly, Customer agrees that Hartford shall be entitled to equitable relief including injunction and specific performance (without posting a bond) in addition to other remedies available at law or in equity for any threatened or actual breach of this provision.

IX.	Mediation
A.	Within one hundred and eighty (180) calendar days after payment is due hereunder, Customer shall notify Hartford that it disputes any amount payable under this Agreement and/or the settlement, adjustment, defense or payment of any claim represented by such billed amount (“Dispute Notice”). If Customer fails to so notify Hartford, then it shall have waived all rights to dispute such payment and the settlement, defense, adjustment and payment of any such claim (“Claim Handling”). Said waiver shall include the waiver of any potential causes of action sounding in tort or contract for the alleged negligence or bad faith of Hartford or its affiliates.

If Customer disputes a billing according to these terms:
1.	Customer shall provide Hartford, or the other party, with a brief statement of the dispute within thirty (30) days of Dispute Notice;

2.	Represented by individuals with decision-making authority, the parties will promptly meet to attempt in good faith to negotiate a resolution;

3.	If the parties are unable to negotiate a resolution at said meeting, the negotiation period shall end, and the parties shall submit the dispute to mediation in accordance with the commercial Mediation Rules of the American Arbitration Association and to bear the costs of the mediation equally;

4.	The parties will appoint a mediator within thirty (30) days of the end of the negotiation period, or else seek assistance from the American Arbitration Association; and

5.	The parties agree to participate in good faith in the mediation and negotiations.

B.	If any other dispute arises between the parties with reference to the interpretation of this Agreement or any of their rights or duties arising under this Agreement, whether before or after its termination, the parties hereby agree to use the above procedure to settle such dispute.
X.	Indemnification
A.	Hartford agrees to defend, indemnify, and hold harmless Customer for any and all actions, claims, suits, damages and punitive damages brought against Customer, whether resolved by judgment or by settlement, resulting from Hartford’s use of material specifically designated by Customer as confidential or proprietary.

B.	In addition to other Indemnification Obligations of Customer under this Agreement, Customer agrees to defend, indemnify, and hold harmless Hartford for any and all actions, claims, suits, damages and punitive damages brought against Hartford, whether resolved by judgment or settlement, resulting from:
1.	Customer’s act or omission in the use of confidential or proprietary information which Hartford provides to Customer, or

2.	The imposition of Miscellaneous Charges, including without limitation Assessments, as provided in this Agreement,

3.	Customer certifying Policy coverage not expressly authorized under this Agreement,

4.	Any amounts paid as loss or expense under Policies, certificates or other representation of insurance coverage issued to Customer’s Clients by Customer, its employees or agents, in violation of this Agreement.

5.	Except for fines and penalties imposed on Hartford for its own negligent acts or statutory penalties imposed for late payment of claims, fines and penalties imposed for late reporting of workers’ compensation insurance to state regulatory bodies and related statutory filings caused by Customer’s failure to report new Clients in accordance with the requirements of this Agreement.
C.	The party seeking indemnification agrees to give the indemnifying party prompt notice of actions, claims and suits brought or threatened against it. The indemnifying party shall have the right to participate in or assume, at its expense, the defense of any such claim or process or settlement thereof and the party seeking indemnification shall cooperate in said defense. The party seeking indemnification retains the right to hire separate counsel to participate in its own defense.

D.	In no event shall either party be responsible for any indirect, incidental, special or consequential damages. Damages under this Agreement shall be limited to the amount of actual damages sustained by Hartford or the Customer.
XI.	Definitions
A.	General Agreement Definitions

Agreement means this entire contract, and any exhibits attached hereto.

Allocated Claim Expenses means expenses not otherwise included as loss that can be directly allocated to the handling of a particular claim as the result of; 1) independent medical examinations and medical reports/records; 2) court costs and fees for service of process; 3) attorneys and hearing representatives; 4) court reporter services and transcripts; 5) stenographic services and transcripts; 6) witness fees and expenses; 7) vendor interface charges; 8) bond premiums; 9) printing costs related to trials and appeals; 10) testimony, opinions, appraisals, reports, surveys, and analyses of professionals and experts; 11) trial and hearing attendance fees; 12) depositions, video statements, private investigators; 13) a charge for savings realized by the Customer resulting from services associated with utilization review, hospital bill audit, provider bill audit; 14) Preferred Provider Organization utilization charges; 15) case management and vocational rehabilitation management charges to the extent any portion of these costs are attributable to Allocated Claim Expenses; 16) alternative dispute resolution fees; 17) protection and pursuit of subrogation and recovery rights; 18) Special Investigative Unit; and 19) expenses which are not defined as loss and are directly related to and directly allocated to the handling of a particular claim.

Assessment means any assessment, tax or other charge, whether payment is required by law or required as a condition of continued opportunity to service deductible claims or transact insurance or self- insurance in the applicable state. This includes but is not limited to Assessments for participation in any “residual market plan,” guarantee fund, guarantee association or other facility protecting claimants against the uncollectibility of insurance or self-insurance proceeds, second injury fund or state administrative bureau cost. As used herein, “residual market plan” means any plan, program or facility (whether voluntary or required by law) by which Insurers or self-insurers share in the risk of providing insurance for eligible employers or insureds.

Billing Statement means the periodic notice of amounts due to Hartford by Customer.

Claim Agreement means that contract entered into between Customer and SRS establishing their respective rights and Obligations pursuant to the handling of claims.

Client(s) means an entity or entities which have contracted with Customer for the provision of various employment related services.

Credit means a clean irrevocable letter of Credit naming Hartford Fire Insurance Company or one of its designated affiliates or subsidiaries as beneficiary and issued in accordance with this Agreement

Effective Dates means the beginning date for the term of this Agreement.

Incurred Losses means the total of Paid Losses, Unpaid Losses and may also- include Allocated Claim Expenses for all Covered Claims. Incurred Losses includes expenses for case management and vocational rehabilitation management directly allocated to the handling of a particular claim. Case management and vocational rehabilitation management expenses may be defined as indemnity losses, medical losses or Allocated Claim Expenses by The National Council on Compensation Insurance, any state independent rating bureau or any state department of insurance. (This definition does not apply to losses under retrospective rating plans. Losses under retrospective rating plans are defined separately)

Insurance Policies or Policy means the Policy or Policies to which this Agreement applies.

Insurance Companies or Insurers means companies that have issued Policies.

Issuer (Issuing Bank) means the bank which issues the Credit or Substitute Credit.

Obligations means all debts, liabilities and obligations of the Customer to the Hartford, its affiliates and subsidiaries of every kind and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, whether arising under this Agreement, the Claim Agreement or under any other agreement, document or instrument, or by operation of law or otherwise, and further including, without limitation, all interest, fees, charges and expenses incurred by the Hartford, its affiliates and subsidiaries.

Paid Losses means total payments made on Covered Claims for losses and may also include Allocated Claim Expenses. Paid Losses includes expenses for case management and vocational rehabilitation management directly allocated to the handling of a particular claim. Case management and vocational rehabilitation management expenses may be defined as indemnity losses, medical losses or Allocated Claim Expenses by The National Council on Compensation Insurance, any state independent rating bureau or any state department of insurance.

Security means the Credit, Substitute Credit, Trust Fund, Surety Bond or other collateral acceptable to Hartford which Customer provides to or for the benefit of the Hartford to secure its present and future Obligations to the Hartford, its affiliates and subsidiaries.

SRS (Specialty Risk Services, Inc.) means the third party administrator that has contractually agreed to service claims for Customer.

Substitute Credit means a revised, clean irrevocable letter of credit issued in substitution for a Credit.

Trust Fund means the fund account into which Customer places its funds to be held as Security for Customer’s Obligations to Hartford.

Trust Participation Agreement means an Agreement between the Hartford, Customer and trustee to place money from the Customer in a fund.

Unmodified Manual Premium means the sum of the premiums under the Policies calculated by applying the applicable Hartford filed rates to audited payrolls and adding any charges for Coverage B premium. Unmodified Manual Premium is prior to the application of any rate modification program including but not limited to Experience Rating, deductible credits, Schedule Rating, managed care credits, safety credits or drug free workplace credits.

Unpaid Losses or Unpaid Loss Reserves means those reserves established by Hartford or SRS for Unpaid Losses and may also include unpaid Allocated Claim Expenses under the Policy. Unpaid Losses includes expenses for case management and vocational rehabilitation management directly allocated to the handling of a particular claim. Case management and vocational rehabilitation management expenses may be defined as indemnity losses, medical losses or Allocated Claim Expenses by The National Council on Compensation Insurance, any state independent rating bureau or any state department of insurance.

Wrapped-Up Security means the consolidation of Security requirements for all of the contracts listed on Schedule A into a single requirement.

B.	The following definitions apply to Retrospective Rating Plans

Basic Premium means the cost for fixed expenses under the retrospective noted Policies (“Basic Premium,” “Company Expense,” or “Company Expense Factor”) shall be calculated as follows:
(a.) Apply the basic premium rate to the basic premium rating base, or

(b.) Apply the applicable basic premium percentage to the standard premium.
Customer agrees to pay an estimated basic premium which will be adjusted after Policy expiration according to the rate and exposure base exposure base shown in Schedule B.

In no event shall the Basic Premium be less than the minimum amount shown in Schedule B.

Calculation of Net Retrospective Premium: The “Net Retrospective Premium” for all retrospective Policies for all states shall be determined as follows:

The sum of:
1.	the Basic Premium, and

2.	the Loss Limit Premium, and

3.	the Converted Losses
This sum shall then be multiplied by the state tax multiplier. This amount is subject to the minimum retrospective premium and shall constitute the Net Retrospective Premium. Miscellaneous Charges (including without limitation “Residual Market Costs”) are added to the Net Retrospective Premium.

Converted Losses means the Retrospective Developed Losses multiplied by the applicable Loss Conversion Factor (“LCF”).

Incurred Losses shall mean the sum of:
(a.) all Paid Losses and estimated Unpaid Losses, subject to the loss limitations, and

(b.) all interest as defined in the Policies, and

(c.) all premium on bonds paid for by Hartford in accordance with the provisions of the retrospective Policies, and

(d.) Allocated Claim Expenses, as defined herein, and

(e.) all expenses of seeking recovery against a third party.
Incurred Losses are limited by the loss limitations.

Incurred Losses include expenses for case management and vocational rehabilitation management directly allocated to the handling of a particular claim. Case management and vocational rehabilitation management expenses may be defined as indemnity losses, medical losses or Allocated Claim Expenses by The National Council on Compensation Insurance, any state independent rating bureau or any state department of insurance.

Loss Limit Premium The charge for the Loss Limit Premium for Workers’ Compensation, is the cost for insurance and allocated loss expenses in excess of the loss limitation. For all other lines of insurance, it is only the cost for allocated loss expenses in excess of the loss limitation. The loss limit charge shall be calculated as follows:
(a.) Apply the Loss Limit Rate to the Loss Limit Rating Base, or

(b.) Apply the Loss Limit Percentage to the standard premium.
Customer agrees to pay an estimated Loss Limit Premium which will be adjusted after Policy expiration according to the rate and exposure base shown in Schedule B.

In no event shall the Loss Limit Premium be less than the minimum amount shown in Schedule B.

Maximum Retrospective Premium The Maximum Retrospective Premium is equal to the Net Retrospective Premium calculated using Converted Losses equal to the Basket Maximum Provision for Loss times the applicable Loss Conversion Factor

Minimum Retrospective Premium. The minimum retrospective premium shall be calculated as follows:
(a.) apply the applicable minimum premium rate to the rating base, or

(b.) apply the applicable minimum premium percentage to the standard premium, or

(c.) use of the formula [(Basic Premium + Loss Limit Premium) X Tax Multiplier].
In no event shall the minimum retrospective premium be less than the amount shown on Schedule B.

Retrospective Developed Losses means Incurred Losses within the loss limitation multiplied by the applicable retrospective development factor.

Standard Premium means the premium subject to retrospective rating. It is the sum of the premiums for the retrospective Policies and their endorsements except for retrospective premium endorsements, without the application of premium discount and this Agreement. The Standard Premium excludes Excess Premiums and Miscellaneous Charges.

XII.	General Conditions
A.	Except as otherwise provided, all notices shall be in writing and delivered by personal service or by certified mail, postage prepaid and return receipt requested, to the party at its address established herein.

B.	The rights, duties, and obligations of Customer shall not be assigned, delegated, or otherwise transferred in whole or in part without the prior express written consent of Hartford. Hartford may assign some or all of its rights, duties, and obligations under this Agreement to any of its “affiliated companies,” which shall mean a company directly or indirectly controlled by Hartford Fire Insurance Company. A company is controlled by the direct or indirect ownership of more than fifty (50%) per cent of the stock issued and entitled to vote for directors of the company or persons performing a function similar to that of directors.

C.	Hartford may use data concerning Customer’s insurance program to file reports with governmental or other regulatory agencies and, without identifying insured or its claimants, to prepare and disseminate analytical reports.

D.	This Agreement supersedes and cancels all prior agreements between the parties relating to the subject matter hereof and shall not be amended or revised except by a written supplement signed by all parties.

E.	All the rights and duties of the parties arising from or relating in any way to this Agreement shall be governed, construed and enforced in accordance with the law of the State of Connecticut, without regard to principles or rules of conflict of laws. Any legal action brought concerning any issues or disputes arising out of this Agreement must be brought exclusively in an appropriate state or federal court in Connecticut.

F.	A waiver of a breach or default under this Agreement shall not be a waiver of any other previous or subsequent breach or default. The failure or delay by either party to enforce any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing.

G.	If any provision of this Agreement shall be held to be invalid, unenforceable or illegal, the validity, enforceability, and legality of the remaining provisions shall not in any way be affected or impaired.

H.	In any litigation or arbitration between the parties, the prevailing party shall be entitled to reasonable attorney’s fees and all costs of proceeding incurred in enforcing this Agreement.

I.	This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one Agreement.

J.	The headings of sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

Schedule A
a)	Estimated Premium Installments (not including Claims Service Fees which are outlined in the separate Claim Service Agreement)

Letter of Credit (see notes
Due	Premium	Sur-	Loss Pre	Total	and restrictions) (includes
Date	Deposit	Charges	Funding	Installments	amounts currently held)
3/1/06	[___]	[___]	N/A	[___]	[___]
4/1/06	[___]	[___]	N/A	[___]
5/1/06	[___]	[___]	N/A	[___]
6/1/06	[___]	[___]	N/A	[___]
7/1/06	[___]	[___]	N/A	[___]
8/1/06	[___]	[___]	N/A	[___]
9/1/06	[___]	[___]	N/A	[___]
10/1/06	[___]	[___]	N/A	[___]
11/1/06	[___]	[___]	N/A	[___]
12/1/06	[___]	[___]	N/A	[___]
1/1/06	[___]	[___]	N/A	[___]
2/1/06	[___]	[___]	N/A	[___]
	$[___]	[___]	$0	$[___]	$[___]*
b)	Initial Security Amount: $ [___] Letter of Credit (included in amount currently held)

c)	Premium Loan for Paid Loss Retrospective Rating Plan : Not Applicable

d)	Basket Maximum Provision for Loss: $ [___]

Adjustment basis: Rate of $[___] Per each dollar of Unmodified Manual Premium, estimated at $[___] all states including Monopolistic States, subject to a minimum of $[___].

e)	Policies subject to Wrapped-Up Security
This Agreement and the Large Risk Alternative Rating and Insurance Program Agreements and Claim Agreements between Customer and The Hartford effective: March 1, 2000, March 1, 2001, March 2, 2002, March 1, 2003, March 1, 2004, March 1, 2005, March 1, 2006, and any amendments thereto.

Schedule B
Table of Retrospective Rating Values

RETRO	LINE OF	FACTOR OR		RATING
FACTORS	BUSINESS	FORMULA	RATE	BASE	MINIMUM
MINIMUM PREMIUM	WC	See(1) below	Not Applicable	Not Applicable	None
BASIC PREMIUM	WC	Not Applicable	[___]	See (2) below	$[___]
LOSS LIMIT PREMIUM	WC	Not Applicable	[___]	See (2) below	$[___]
LOSS CONVERSION FACTOR	WC	[___]	Not Applicable	Not Applicable	None
TAX MULTIPLIER	WC	[___]	Not Applicable	Not Applicable	None
Adjustment Basis Legend
(1)	[Basic Premium + Loss Limit Premium] x Tax multiplier

(2)	Per each dollar of Unmodified Manual Premium in Retro states estimated at $ [___]

Schedule C
Customer agrees not to accept any of the following in this program without the express authorization of Hartford:
1)	Contracts, where more than 5% of the total payroll are in codes listed in Hartford Hazard Groups 8, 9 and 10 that are not otherwise prohibited.

2)	Contracts having any payroll in workers compensation classes listed on Prohibited Class list;

3)	New clients with an experience modification in excess of [___] [___] [change for 2007-08];

4)	New clients with estimated manual premiums (unmodified) over $ [___] .

5)	Contracts with an occupational disease exposure including but not limited to asbestos, silica, hazardous chemicals or agents;

6)	Contracts with job duties requiring work to be performed over 16 feet from ground level whether or not scaffolding or other life safety equipment is in use;

7)	Contracts where less than 100% of the workforce is leased
Customer agrees to the following operating guidelines;
8)	You will supply a data file containing year-to-date payrolls by class, state and client company every three months by the 10th of the following month.

9)	You will notify us of any new or terminated client within 15 days. New client information will include, at a minimum, Client Name; address; FEIN; payroll by class and state, and any other information that may be necessary to meet statutory and regulatory compliance. Client data will be provided in an excel worksheet file or other agreeable electronic format containing all client changes and policy numbers.

10)	You agree to abide by all rules relating to timely referral of any restricted classes of business or other restriction outlined in this or any ether document specifying underwriting restrictions.

11)	All acquisitions will be referred to Hartford. Hartford has the right to restructure/rewrite the program, refuse such acquisition, and/or restrict inclusion of some classes of employment from the program.

12)	Hartford reserves the right to update prohibited and referral classes and will notify Customer of changes as soon as possible. Customer agrees to conform to any subsequently amended prohibited and referral lists as soon as practical after they are received.

13)	All payrolls will include full payroll of executive officers of Customer’s clients, except where their voluntary exclusion is permitted under state regulation or law.

14)	Customer agrees to indemnify Hartford, up to the deductible, for all losses under any minimum premium policy issues by Hartford as an accommodation to customer. Customer will refer all minimum premium policy requests to Hartford for underwriting and/or binding coverage, Hartford retains the right of refusal on any new or renewal minimum premium policy request.

15)	Other PEO’s are never permitted as clients under this program, whether or not the exposure represents all or only a portion of the client base of the other PEO. “Piggy Backing”, joint ventures, or other techniques to facilitate the inclusion of the exposure of other PEO’s or leasing companies is EXPRESSLY PROHIBITED.

16)	All clients who are engaged in the temporary employment business must be referred and approved annually.

PROHIBITED AND RESTRICTED CLASSES
(applies to new exposure or existing exposures that have not been disclosed or authorized)
•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

PROHIBITED AND RESTRICTED CLASSES (cont.)
•	[___]

•	[___]

•	[___]

•	[___]

•	[___].
[NEW FOR 2006]
•	[___].
[NEW FOR 2007]
•	[___]:
•	[___]

•	[___]

•	[___]

•	[___]
•	[___]:
•	[___]

•	[___]

•	[___]

•	[___]

•	[___]

Schedule D
Residual Market Costs

State	Operative Premium	Operative Factor
Alabama	Retro Premium	[___]
Alaska	Retro Premium	[___]
Arizona	Retro Premium	[___]
Arkansas	Retro Premium	[___]
California	Retro Premium	[___]
Colorado	Retro Premium	[___]
Connecticut	Retro Premium	[___]
Delaware	Retro Premium	[___]
District of Columbia	Retro Premium	[___]
Florida	Retro Premium	[___]
Georgia	Retro Premium	[___]
Hawaii	Retro Premium	[___]
Idaho	Retro Premium	[___]
Illinois	Retro Premium	[___]
Indiana	Retro Premium	[___]
Iowa	Retro Premium	[___]
Kansas	Retro Premium	[___]
Kentucky	Retro Premium	[___]
Louisiana	Retro Premium	[___]
Maine	Retro Premium	[___]
Maryland	Retro Premium	[___]
Massachusetts	Standard Premium	[___]
Michigan	Retro Premium	[___]
Minnesota	Retro Premium	[___]
Mississippi	Retro Premium	[___]
Missouri	Retro Premium	[___]
Montana	Retro Premium	[___]
Nebraska	Retro Premium	[___]
Nevada	Retro Premium	[___]
New Hampshire	Retro Premium	[___]
New Jersey	Retro Premium	[___]
New Mexico	Retro Premium	[___]
New York	Retro Premium	[___]
North Carolina	Retro Premium	[___]
North Dakota	Retro Premium	[___]
Ohio	Retro Premium	[___]
Oklahoma	Retro Premium	[___]
Oregon	Retro Premium	[___]
Pennsylvania	Retro Premium	[___]
Rhode Island	Retro Premium	[___]
South Carolina	Retro Premium	[___]
South Dakota	Retro Premium	[___]
Tennessee	Retro Premium	[___]
Texas	Retro Premium	[___]
Utah	Retro Premium	[___]

Schedule D
Residual Market Costs

State	Operative Premium	Operative Factor
Vermont	Retro Premium	[___]
Virginia	Retro Premium	[___]
Washington	Retro Premium	[___]
West Virginia	Retro Premium	[___]
Wisconsin	Retro Premium	[___]
Wyoming	Retro Premium	[___]

IN WITNESS WHEREOF, the parties hereto have read and agreed to this Agreement and have directed its execution in duplicate by their respective authorized officers.

Hartford Fire Insurance Company (“Hartford”)

By	/s/ Kevin M. Finn

(Signature) Its Duly Authorized Officer

Kevin M. Finn

(Printed/Typed Name)
Vice President

Authorized by the Office of the Senior Vice-President )

State of Connecticut		)
) ss.
County of Hartford		)
     On this 13th day of April, 2007, before me, Linda A. Michaud, the undersigned officer, personally appeared Kevin M. Finn, who acknowledged him/herself to be Vice President of Hartford Fire Insurance Company, a corporation, and that he/she, being so authorized by the Office of the Senior Vice-President, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation to said instrument, on behalf of the corporation, by such authority.

	OR	Linda A. Mechaud

Corporate Secretary		Notary Public
(Corporate Seal)		My commission expires on: 8/31/2010	(SEAL)

Strategic Outsourcing, Inc.
(“Customer”)

By	/s/ Carl Guidice

(Signature) Its Duly Authorized Officer

Carl Guidice

(Printed/Typed Name)
Title:	CEO

State of North Carolina		) Charlotte
) ss.
County of		)
     On this 25th day of April, 2007, before me, Kimberly Kelly the undersigned officer, personally appeared Carl W. Guidice who acknowledged him/herself to be the CEO a Strategic Outsourcing, a corporation, and that he/she, as such officer, being so authorized, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation to said instrument, on behalf of the corporation, by such authority of his/her office.

	OR	/s/ Kimberly Kelly

Corporate Secretary Notary Public
(Corporate Seal)		My commission expires on: 9/17/2011	(SEAL)

DIVIDEND STATEMENT
IT IS UNLAWFUL FOR AN INSURER TO PROMISE THE FUTURE PAYMENT OF DIVIDEND UNDER AN UNEXPIRED WORKERS’ COMPENSATION POLICY OR TO MISREPRESENT THE CONDITIONS FOR THE DIVIDEND PAYMENT. DIVIDENDS ARE PAYABLE ONLY PURSUANT TO THE CONDITIONS DETERMINED BY THE BOARD OF DIRECTORS OR OTHER GOVERNING BOARD OF THE COMPANY FOLLOWING POLICY EXPIRATION.
IT IS A MISDEMEANOR FOR ANY INSURER, ITS OFFICER OR AGENT, INSURANCE BROKER OR SOLICITOR TO PROMISE THE PAYMENT OF FUTURE WORKERS COMPENSATION DIVIDENDS.
Hartford proposes to include all of Customer’s current workers compensation Policies in its Countrywide Participation Retention Program 7R (“Countrywide Program”). As a condition of its Countrywide Program, Hartford Shall Consider Customer’s experience under all Policies identified as Participating Polices on the Cover Page.
Historically, Hartford has a consistent record of paying dividends on workers compensation polices when earned. Dividends under its Countrywide Program are earned on the basis of the Standard Premium excluding all surcharges, and Incurred Losses. These losses are initially valued as of six (6) months following expiration of the Polices and annually thereafter. Dividends will only be distributed to customers who agree to promptly reimburse Hartford for the difference between the Provisional Dividend and the Finally Determined Dividend.
Net Policy Premium is the premium earned under the Polices after the application of minimum premiums, premium discounts, retrospective rating adjustments, and all surcharges.
Net Cost is the Sum of the following:
(i) Company Expenses plus a charge for the loss limitation, (ii) Incurred Losses (iii) claim expenses, which are calculated by multiplying the Incurred Losses by the Loss Conversion Factor and (iv) the product of the tax multiplier for premium taxes and other Assessments times the total of the sums represented by items i through iii.
Net Cost will include all Residual Market Costs which are defined in this Agreement.
Hartford will subtract the Net Cost from the Net Policy Premium in order to determine the dividend amount.
The amount of dividend for all one year programs shall be computed and paid in accordance with the following:
Upon Customer’s agreement to reimburse Hartford for the difference between the provisional and finally Determined Dividends, Hartford will pay to Customer ONE HUNDRED PERCENT (100%) of the Provisional Dividend less any previously paid.
Definitions Related to Dividend Statement

1.	Provisional Dividend means the dividend indicated under this program prior to calculation of the Finally Determined Dividend. Losses will be valued as of six (6) months after expiration of the most recent Policy and annually thereafter.

2	Finally Determined Dividend means the dividend indicated under this program after all claims are closed but no earlier than fifty-four (54) months following expiration of the last Policy.
PAST DIVIDEND DECLARATIONS UNDER THESE PROGRAMS ARE NO GUARANTEE OF FUTURE DIVIDEND PERFORMANCE.
Policy Numbers *:
And any other policies that are assigned under this agreement

*	Either policy symbol WBR, WE or WN may be used when assigned
Policy Period:
The Policies listed above are entitled to participate in the distribution of dividends to the extent determined by the Board of Directors of the Company within The Hartford Insurance Group issuing the Policy.
Ultimately only one dividend is payable on each Policy. Hartford’s practice is to recommend to the Board of The Hartford Insurance Group approval of a Provisional Dividend based on Incurred Losses valued as of eighteen months after policy inception, with annual recalculations as losses mature until the final determination is made. The amount of the Finally Determined Dividend for the Policies will be determined when all claims are closed or the ultimate value of the Incurred Losses as estimated by Hartford has become fixed.
Normally only a portion of any Provisional Dividend approved by the Boards is payable on interim calculations. Customer requests Hartford to pay 100% of the current Provisional Dividend approved on the Policies listed above with the understanding that the provisional dividend will be recalculated annually until the final determination is made. The Finally Determined Dividend will be determined by the Board of Directors of the issuing company of The Hartford Insurance Group when all claims are closed or the ultimate value of the Incurred Losses as estimated by The Hartford has become fixed.
Customer agrees that any revision of a Provisional Dividend for the Policies is based on Incurred Losses as estimated by Hartford. Customer has an obligation to reimburse Hartford within thirty days upon notification of the amount due for the difference between all prior Provisional Dividend payments and the Finally Determined Dividend.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.
RETROSPECTIVE PREMIUM
ENDORSEMENT — ONE YEAR PLAN

Policy Number:	16 WBR J76500

Effective Date:	03/01/2007

Named Insured and Address:	Strategic Outsourcing, Inc. 5260 Parkway Plaza Blvd. Suite 140, P.O. Box 241448 Charlotte, NC 28217
Endorsement Number:
Effective hour is the same as stated on the Information Page of the policy.
This endorsement is added to Part Five (Premium) because you chose to have the cost of the insurance rated retrospectively. This endorsement explains the rating plan and how the retrospective premium will be determined.
This endorsement applies in the states listed in the Schedule. It determines the retrospective premium for the insurance provided during the rating plan period by this policy and any policy listed in the schedule. The rating plan period is the one-year period beginning with the effective date of this endorsement.
The amount of retrospective premium depends on five standard elements and two elective elements.
A.	Retrospective Premium Standard Elements

The five standard elements are explained here.
1.	Standard premium is the premium we would charge during the rating plan period if you had not chosen retrospective premium rating, but with two exceptions. Standard premium does not include the expense constant charge or the premium discount credit.

2.	Basic premium is less than standard premium. It is standard premium multiplied by a percentage called the basic premium factor. The basic premium factor varies depending on the total amount of standard premium. The Schedule shows a range of basic premium factors for differing amounts of estimated Standard premium. The actual basic premium factor will be determined after the standard premium is determined. If earned standard premium is not within the range of the estimated standard premiums shown in the Schedule, the basic premium will be recalculated.

3.	Incurred losses are all amounts we pay or estimate we will pay for losses, interest on judgments, expenses to recover against third parties, and employers liability loss adjustment expenses.

4.	A converted loss is an incurred loss multiplied by a percentage called the loss conversion factor. The loss conversion factor is shown in the Schedule.

5.	Taxes are a part of the premium we collect. Taxes are determined as a percentage of basic premium and converted losses. The percentage is called the tax multiplier. It varies by state and by Federal and non-Federal classifications. The tax multipliers are shown in the Schedule.
B.	Retrospective Premium Elective Elements

Two other elements are included in retrospective premium if you elected to include them. They are the excess loss premium for the loss limitation and the retrospective development premium. They are explained here.
Form WC 00 05 03A     Printed in the U.S.A.

1.	The election of a loss limitation means that the amount of incurred loss to be included in the retrospective premium is limited to an amount called the loss limitation. The loss limitation applies separately to each person who sustains bodily injury by disease and separately to all bodily injury arising out of any one accident.

The charge for this loss limitation is called the excess loss premium. Excess loss premium is a percentage of standard premium multiplied by the loss conversion factor. The percentage is called the excess loss premium factor. Taxes are added to excess loss premium just as they are for other elements of retrospective premium.

Excess loss premium factors vary by state, by classification, and by the amount of the loss limitation. If you chose this elective element, the loss conversion factor, the loss limitation, the excess loss premium factors, and the states where they apply are shown in the Schedule.

2.	The retrospective development element is used to help stabilize premium adjustments. The premium for this element is charged with the first three calculations of retrospective premium, and is called the retrospective development premium. It is a percentage of standard premium multiplied by the loss conversion factor. The percentage of standard premium is called the retrospective development factor. Taxes are added to retrospective development premium just as they are for other elements of retrospective premium.

Retrospective development factors vary by state, by electing a loss limitation, and by first, second, and third calculations of retrospective premium. If you chose this elective element the retrospective development factors are shown in the Schedule.
C.	Retrospective Premium Formula

Insurance policies listed in the Schedule will be combined with this policy to calculate the retrospective premium. If the policies provide insurance for more than one insured, the retrospective premium will be determined for all insureds combined, not separately for each insured.
1.	Retrospective premium is the sum of basic premium, converted losses, and taxes, plus the excess loss premium and retrospective development premium elective elements if you chose them.

2.	The retrospective premium will not be less than the minimum nor more than the maximum retrospective premium. The minimum and maximum retrospective premiums are determined by applying the minimum and maximum factors shown in the Schedule to the standard premium.

3.	If this endorsement applies to more than one policy or state, the standard premium will be the sum of the standard premiums for each policy and state.
D.	Premium Calculations and Payments
1.	We will calculate the retrospective premium using all loss information we have as of a date six months after the rating plan period ends and annually thereafter. We will have the calculation verified by the appropriate rate service organization at your request.

We may make a special valuation of the retrospective premium as of any date that you are declared bankrupt or insolvent, make an assignment for the benefit of creditors, are involved in reorganization, receivership, or liquidation, or dispose of all your interest in work covered by the insurance. You will pay the amount due us if the retrospective premium is more than the total standard premium as of the special valuation date.

2.	After a calculation of retrospective premium, you and we may agree that it is the final calculation. No other calculation will be made unless there is clerical error in the final calculation.

3.	After each calculation of retrospective premium, you will pay promptly the amount due us, or we will refund the amount due you. Each insured is responsible for the payment of all standard premium and retrospective premium calculated under this endorsement.
Form WC 00 05 03A     Printed in the U.S.A.

E.	Work in Other States

If any of the policies provide insurance in a state not listed in the Table of States, and if you begin work in the state during the rating plan period, this endorsement will apply to that insurance if this rating plan applies in that state on an interstate basis. The retrospective premium standard elements, and the elective elements you chose, will be determined by our manuals for that state, and added to the Schedule by endorsement.

F.	Cancellation
1.	If any insurance subject to this endorsement is canceled, the effective date of cancellation will become the end of the rating plan period for all insurance subject to this endorsement unless we agree with you, by endorsement, to continue the rating plan period.

2.	If we cancel for nonpayment of premium, the maximum retrospective premium will be based on the standard premium for the rating plan period, increased pro rata to 365 days.

3.	If you cancel, the standard premium for the rating plan period will be increased by our short rate table and procedure. This short rate premium will be the minimum retrospective premium and will be used to determine the basic premium.

The short rate premium will be used to determine the excess loss premium and retrospective development premium if you chose these elective elements.

The maximum retrospective premium will be based on the standard premium for the rating plan period, increased pro rata to 365 days.

4.	Section F.3. will not apply if you cancel because:
a.	all work covered by the insurance is completed.

b.	all interest in the business covered by the insurance is sold; or,

c.	you retire from all business covered by the insurance.
Form WC 00 05 03A     Printed in the U.S.A.

SCHEDULE
1.	Other policies subject o this Retrospective Premium Endorsement

2.	Loss Limitation 1,000,000

3.	Loss Conversion Factor [___]

Minimum Retrospective Premium Factor (B+ELOP)TM

Maximum Retrospective Premium Factor [___]

4.	The basic premium factors shown here are based on estimates of standard premium. If the actual standard premium is within the range of estimated standard premiums shown here, the basic premium factor will be obtained by linear interpolation to the nearest one-tenth of 1%. If the actual standard premium is not within the range of estimated standard premiums, the basic premium factor will be recalculated.

	50%	100%	150%

Estimated standard premium:	[___]	[___]	[___]
Basic premium factor:	[___]	[___]	[___]

5.	The tax multipliers, excess loss premium factors, and retrospective development factors, and the states where they apply, are shown in the Table of States.
TABLE OF STATES

	Excess Loss Premium Factors		Tax Multiplier		Retrospective
	State	Federal	State	Federal	Development
	(Other than	(“F” Classes	(Other than	(“F” Classes	Factors
State	“F” Classes)	Only)	“F” Classes)	Only)	1st	2nd	3rd
FL	[___]		[___]
OR	[___]		[___]

Countersigned by:

Authorized Representative
This endorsement acknowledged and accepted by the Insured:

/s/ Carl Guidice	CEO	3/20/07

(Signature of Authorized Officer)	(Title)	(Date)
Form WC 00 05 03A     Printed in the U.S.A.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.
NEW JERSEY RETROSPECTIVE PREMIUM ENDORSEMENT
LARGE RISK ALTERNATIVE RATING OPTION
ONE YEAR RATING PERIOD

Policy Number:	16 WBR J76500

Effective Date:	03/01/2007

Named Insured and Address:	Strategic Outsourcing, Inc. 5260 Parkway Plaza Blvd. Suite 140, P.O. Box 241448 Charlotte, NC 28217
Endorsement Number:
Effective hour is the same as stated on the Information Page of the policy.
This endorsement is added to Part Five (Premium) because you chose to have the cost of the insurance rated retrospectively. This endorsement describes the rating option for the insurance provided during the rating period by this policy and any other policy listed in the Schedule. The rating period is the one-year period beginning with the effective date of the policy to which this endorsement is attached.
A.	Retrospective Premium Elements

The amount of retrospective premium depends on one or more of the six premium elements, as agreed upon by the insured and the carrier.
1.	Standard premium

2.	Basic premium

3.	Incurred losses

4.	Converted losses

5.	Taxes

6.	Excess loss premium, if loss limitation was elected
B.	Retrospective Premium Formula

Insurance policies listed in the Schedule will be combined with this policy to calculate the retrospective premium.
1.	Retrospective premium is the sum of basic premium, converted loses and taxes, plus the excess loss premium elective element if you chose it, or the retrospective premium is as described in the Addendum referred to in item 7 of the Schedule.

2.	The retrospective premium will not be less than the minimum nor more than the maximum retrospective premium. The minimum and maximum retrospective premiums are determined by the minimum and maximum factors shown in the Schedule, or by the information in the Addendum referred to in item 7 of the Schedule.

3.	If this endorsement applies to more than one policy, all such policies will be used to determine the minimum and maximum retrospective premiums.
C.	Premium Calculations and Payments
1.	We will calculate the retrospective premium using all loss information we have as of a date six months after the rating period ends and annually thereafter. We will have the calculation reviewed by the Compensation Rating and Inspection Bureau at your request.

We may make a special valuation of the retrospective premium as of any date that you are declared bankrupt or insolvent, make an assignment for the benefit of creditors, are involved in reorganization, receivership, or
Form WC 29 05 13B     Printed in the U.S.A.

C.	Premium Calculations and Payments (CONT’D)
liquidation, or dispose of all your interest in work covered by the insurance. You will pay the amount due us if the retrospective premium is more than the total standard premium as of the special valuation date.

2.	After a calculation of retrospective premium, you and we may agree that it is the final calculation. No other calculation will be made except where:
a.	Loss values are included or excluded through mistake other than error of judgment.

b.	The claimant has recovered in an action against a third party.

c.	The claim has been officially dismissed by judicial or appropriate departmental ruling as non-compensable, or for lack of prosecution where the statute of limitations has expired.

d.	The statute of imitations has expired and the claim has been closed with no payment other than medical.

e.	The settlement has been approved in accordance with R.S.N.J. 34:15-20 of the New Jersey Workers’ Compensation Law where the issue involves question of jurisdiction, liability, causal relationship or dependency of the petitioner.

f.	The claim valued on a life pension basis has been settled on a basis other than a life pension.

g.	The standard premium has been revised.
3.	After each calculation of retrospective premium, you will pay promptly the amount due us, or we will refund the amount due you. Each insured is responsible for the payment of all retrospective premium calculated under this endorsement. The surcharges for the Second Injury Fund and Uninsured Employers Fund and the premium charge for the expense constant are not part of retrospective premium but are included in the total cost of the coverage provided by the policy to which this endorsement is attached.
D.	Cancellation
1.	If any insurance subject to this endorsement is canceled, the effective date of cancellation will become the end of the rating period for all insurance subject to this endorsement.

2.	If we cancel, the retrospective premium will be determined according to the other provisions of this endorsement, except that if we cancel because of nonpayment of premium, the maximum retrospective premium will be based on the standard premium for the rating period, increased pro rata to 365 days.

3.	If you cancel, the standard premium for the rating period will be increased by our short rate table and procedure. This short rate premium will be the minimum retrospective premium and will be used to determine the basic premium. The short rate premium will be used to determine the excess loss premium if you chose this elective element. The maximum retrospective premium will be based on the standard premium for the rating period, increased pro rata to 365 days.

4.	Section D.3. will not apply if you cancel because:
a.	You have retired from or completed all the work covered by the policy, or your business has ceased to exist.

b.	All your business entities covered by the policy moved out of New Jersey or have been sold.

c.	You agreed with us that we would replace the canceled policy without lapse with a new policy subject to retrospective rating.
Form WC 29 05 13B     Printed in the U.S.A.

SCHEDULE
As Agreed Upon by the Insured And the Carrier, the Retrospective Premium Elements are included below or in the Addendum referred to in Item 7 of this Schedule.
1.	Tax Multiplier [___]

2.	Loss Conversion Factor [___]

3.	Hazard Group [___]

4.	Loss Limitation: $1M

Excess Loss Factor [___]

5.	Other policies subject to this endorsement

6.	The basic premium factors shown below are based on estimates of standard premium. If the actual standard premium is within the range of estimated standard premiums, the basic premium factor will be obtained by linear interpolation. If the actual standard premium is not within the range of estimated premiums, the basic premium factor will be recalculated.

7.	For information supplementary to the Schedule, see the Addendum (Form # ___) attached to the Notice of Election of Retrospective Rating for the insured.

	50%	100%	150%
Estimated Standard Premium	$ [___]	$ [___]	$ [___]
Minimum Premium Factor	(B+ELP)TM	(B+ELP)TM	(B+ELP)TM
Maximum Premium Factor	[___]	[___]	[___]
Basic premium Factor	[___]	[___]	[___]
This endorsement acknowledged and accepted by the Insured:

/s/ Carl Guidice	CEO	3/20/07

(Signature of Authorized Officer)	(Title)	(Date)

Countersigned by:

Authorized Representative
Form WC 29 05 13B     Printed in the U.S.A.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.
TEXAS RETROSPECTIVE PREMIUM ENDORSEMENT
LARGE RISK ALTERNATIVE RATING OPTION

Policy Number:	16 WBR J79226

Effective Date:	03/01/2007

Named Insured and Address:	Strategic Outsourcing, Inc. 5260 Parkway Plaza Blvd. Suite 140, P.O. Box 241448 Charlotte, NC 28217
Endorsement Number:
Effective hour is the same as stated on the Information Page of the policy.
This endorsement changes the policy effective on the inception date of the policy unless another date is indicated below.
This endorsement is added to Part Five (Premium) because you chose to have the cost of the insurance rated retrospectively by the Large Risk Alternative Rating Option. This endorsement explains the rating plan and how the retrospective premium will be determined.
This endorsement applies only to Texas workers compensation and employers liability insurance. It determines the retrospective premium for the insurance provided during the rating plan period by this policy and any policy listed in the Schedule. The rating plan period is either the one-year period or three-year period beginning with the effective date of this endorsement.
The amount of retrospective premium depends on five standard elements and one elective element.
A.	Retrospective Premium Standard Elements
1.	Standard premium is the premium we would charge during the rating plan period if you had not chosen retrospective premium rating, but with two exceptions. Standard premium does not include the expense constant charge or the premium discount credit.

2.	Basic premium is less than standard premium. It is standard premium multiplied by a percentage called the basic premium factor. The basic premium factor varies depending on the total amount of standard premium. The Schedule shows a range of basic premium factors for differing amounts of estimated standard premium. The actual basic premium factor will be determined after the standard premium is determined. If earned standard premium is not within the range of the estimated standard premiums shown in the Schedule, we will recalculate the basic premium factor, but in no event will the recalculated factor be less than the factor shown at the 50% level or greater than the factor shown at the 150% level.

3.	Incurred losses are all amounts we pay or estimate we will pay for losses, interest on judgments, expenses to recover against third parties, and employers liability loss adjustment expenses.

4.	A converted loss is an incurred loss multiplied by a percentage called the loss conversion factor. The loss conversion factor is shown in the Schedule.

5.	Taxes are a part of the premium we collect. Taxes are determined as a percentage of basic premium and converted losses. The percentage is called the tax multiplier. The tax multiplier is shown in the Schedule.
B.	Retrospective Premium Elective Element

One other element is included in retrospective premium if you elected to include it. It is the excess loss premium for the loss limitation. It is explained here.
Form WC 42 05 16     Printed in the U.S.A.

The election of a loss limitation means that the amount of incurred loss to be included in the retrospective premium is limited to an amount called the loss limitation. The loss limitation applies separately to each person who sustains bodily injury by disease and separately to all bodily injury arising out of any one accident.

The charge for this loss limitation is called excess loss premium. Excess loss premium is a percentage of standard premium multiplied by the loss conversion factor. The percentage is called the excess loss premium factor. Taxes are added to excess loss premium just as they are for other elements of retrospective premium.

If you chose this elective element, the loss limitation and the excess loss premium factor are shown in the Schedule.
C.	Retrospective Premium Formula

Insurance policies listed in the Schedule, this policy, and the renewals of each during the rating plan period will be combined to calculate the retrospective premium. If the policies provide insurance for more than one insured, the retrospective premium will be determined for all insureds combined, not separately for each insured.
1.	Retrospective premium is the sum of basic premium, converted losses, and taxes, plus the excess loss premium elective element if you chose it.

2.	The retrospective premium will not be less than the minimum nor more than the maximum retrospective premium. The minimum and maximum retrospective premiums are determined by applying the minimum and maximum factors shown in the Schedule to the standard premium.

3.	If this endorsement applies to more than one policy, the standard premium will be the sum of the standard premiums for each policy.
D.	Premium Calculations and Payments
1.	We will calculate the retrospective premium using all loss information we have as of a date six months after the rating plan period ends and annually thereafter. We will have the calculation verified by the Texas Department of Insurance at your request.

We may make a special valuation of the retrospective premium as of any date that you are declared bankrupt or insolvent, make an assignment for the benefit of creditors, are involved in reorganization, receivership, or liquidation, or dispose of all your interest in work covered by the insurance. You will pay the amount due us if the retrospective premium is more than the total standard premium as of the special valuation date.

We will make interim calculations of retrospective premium for the first year and the first two years of a three-year rating plan period unless we and you agree not to make interim calculations. We will use all loss information we have as of a date six months after the end of each of these periods.

2.	After a calculation of retrospective premium, other than interim calculations, you and we may agree that it is the final calculation. No other calculation will be made unless there is clerical error in the final calculation.

3.	After each calculation of retrospective premium, you will promptly pay the amount due us, or we will refund the amount due you. Each insured is responsible for the payment of all standard premium and retrospective premium calculated under this endorsement.
E.	Work in Other States

If this policy, or any policy listed in the Schedule, or any policy issued during the rating plan period and not listed in the Schedule, provides insurance in another state, this endorsement will not apply in that state.

F.	Cancellation
1.	If any insurance subject to this endorsement is canceled or not renewed (three-year plan), the effective date of cancellation or nonrenewal will become the end of the rating plan period for all insurance subject to this endorsement unless we agree with you, by endorsement, to continue the rating plan period.

2.	If we cancel for nonpayment of premium, the maximum retrospective premium will be based on the standard premium for the rating plan period, increased pro rata to either 365 days for a one-year plan or 1095 days for a three-year plan.

3.	If you cancel or do not renew, the standard premium for the rating plan period will be increased by our short rate table and procedure. This short rate premium will be the minimum retrospective premium and will be used to determine the basic premium, and excess loss premium if you chose this elective element.

The maximum retrospective premium will be based on the standard premium for the rating plan period, increased pro rata to either 365 days for a one-year plan or 1095 days for a three-year plan.

4.	Section F.3. will not apply if you cancel because:
a.	all work covered by the insurance is completed;

b.	all interest in the business covered by the insurance is sold; or

c.	you retire from all business covered by the insurance.
SCHEDULE
1.	Term of Plan: ☑ One Year ☐ Three Year

2.	Other policies subject to this Retrospective Premium Endorsement

3.	Loss Limitation: $1,000,000

4.	Excess Loss Premium Factor [___]

5.	Loss Conversion Factor [___]

6.	Tax Multiplier [___]

7.	Maximum Premium Factor [___]

Minimum Premium Factor (B+ELP)TM

8.	The basic premium factors shown here are based on estimates of standard premium. If the actual standard premium is within the range of estimated standard premiums shown here, the basic premium factor will be obtained by linear interpolation to the nearest one-tenth of 1%. If the actual standard premium is not within the range of estimated standard premiums, the basic premium factor will be recalculated.

	50%	100%	150%

Estimated Standard Premium	[___]	[___]	[___]

Basic Premium Factor	[___]	[___]	[___]

Countersigned by:

Authorized Agent
This endorsement acknowledged and accepted by the Insured:

/s/ Carl Guidice	CEO	3/20/07

(Signature of Authorized Officer)	(Title)	(Date)
Form WC 42 05 16     Printed in the U.S.A.